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Registration No. 333-123450
Filed pursuant to Rule 424(b)(3)

        Prospectus

16,506,929 Shares of Common Stock

1,550,622 Common Stock Purchase Warrants

NorthWestern Corporation

This prospectus relates to:

  •
  the resale of 12,691,082 shares of our common stock owned by the selling stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of warrants outstanding and owned beneficially and of record on the date hereof by the selling stockholders;

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  the resale of 1,550,622 common stock purchase warrants outstanding and owned beneficially and of record by the selling stockholders on the date hereof;

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  the issuance of shares of our common stock upon exercise of the warrants; and

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  up to an aggregate of 3,815,847 additional shares of our common stock that may be issued in the future to the selling stockholders pursuant to our plan of reorganization.

        We will not receive any of the proceeds from the resale of the warrants or the resale of the shares of common stock, including the resale of the shares of common stock issuable upon exercise of the warrants. We will, however, receive proceeds from the exercise of the warrants. Each warrant, if exercised prior to any further adjustment in the exercise price, will entitle the holder thereof to receive 1.02 shares of our common stock at an exercise price of $28.04 per share. Therefore, if all of the outstanding warrants registered hereby are exercised, we will issue an aggregate of 1,581,635 shares of our common stock and we will receive aggregate proceeds of approximately $44.3 million. See "Use of Proceeds."

        Our common stock is quoted on the Nasdaq National Market under the ticker symbol "NWEC." The last reported sale price of our common stock on August 5, 2005 was $31.52 per share. The warrants are quoted on the Nasdaq National Market under the ticker symbol "NWECW." The last reported sale price of the warrants on August 5, 2005 was $5.10 per share.

        This investment involves significant risks. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2005

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PROSPECTUS SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the accompanying notes which are incorporated by reference in this prospectus. Except as otherwise indicated or required by context, references to "we," "us," "our," "our company," "NorthWestern" and similar references refer to NorthWestern Corporation and our subsidiaries.

Our Company

        NorthWestern Corporation, doing business as Northwestern Energy, is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 617,000 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923. In addition, on February 15, 2002, we acquired electricity and natural gas transmission and distribution assets and natural gas storage assets in Montana.

        In 2002, our financial condition was significantly and negatively affected by the poor performance of our nonenergy businesses, in combination with our significant indebtedness. In early 2003, we unsuccessfully attempted to refinance, reduce and extend the maturities of our debt. On September 14, 2003, we filed a voluntary petition for relief under the provisions of Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, which we refer to as the Bankruptcy Court. On October 19, 2004, the Bankruptcy Court entered an order confirming our Second Amended and Restated Plan of Reorganization dated August 18, 2004, which we refer to as the Plan, and the Plan became effective on November 1, 2004. We use the term "Predecessor Company" to refer to NorthWestern prior to our emergence from bankruptcy, which includes our operations through October 31, 2004. We use the term "Successor Company" to refer to NorthWestern after our emergence from bankruptcy, which includes our operations beginning on November 1, 2004.

        We were incorporated in Delaware in November 1923. Our principal office is located at 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104 and our telephone number is (605) 978-2908. We maintain an internet site at http://www.northwesternenergy.com, which contains information concerning us and our subsidiaries. Our internet Website and those of our subsidiaries and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

Our Reorganization

        The Bankruptcy Court entered a written order confirming the Plan on October 19, 2004, and the Plan became effective on November 1, 2004. The consummation of the Plan resulted in, among other things, a new capital structure, the satisfaction or disposition of various types of claims against the Predecessor Company, the assumption or rejection of certain contracts, and the establishment of a new board of directors. In general, the terms of the Plan provided for the following:

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  holders of our senior unsecured notes (Class 7 claimants) received 28.3 million shares of new common stock in exchange for $898.3 million in allowed claims;

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  holders of trust preferred securities, or TOPrS, issued by four of our subsidiary trusts (Class 8(a) claimants) received 2.3 million shares of new common stock and three-year warrants for an additional 4.4 million shares of common stock in exchange for $321.1 million in allowed claims;

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  holders of quarterly income preferred securities issued by one of our subsidiary trusts (Class 8(b) claimants) were allowed to select either of the following:

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  receive a pro rata share of .5 million shares of new common stock, plus warrants with the same terms as the warrants distributed to the TOPrS, in exchange for their claims, including any litigation claims, or

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  continue the litigation against us generally referred to as the QUIPs Litigation and receive a distribution based on a Class 9 claim, if any, based only upon final resolution of the QUIPs Litigation;

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  we established a reserve of approximately 4.4 million shares of common stock from the shares allocated to holders of our trade vendor claims in excess of $20,000 (Class 9 claimants) and holders of senior unsecured notes; the shares held in this reserve will be distributed pro rata to holders of allowed trade vendor and general unsecured claims in excess of $20,000, and may be used to resolve various outstanding litigation matters, such as the QUIPs Litigation, certain litigation with PPL Montana and other unliquidated litigation claims;

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  secured debt was not impaired and has been reinstated; and

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  common stock existing prior to November 1, 2004 was cancelled, with no distributions to prior shareholders.

        As noted above, a portion of the common shares issued upon emergence were set aside to fund a disputed claims reserve for the satisfaction of certain general unsecured claims that were disputed claims as of the effective date of the Plan. Under the terms of the Plan, to the extent such claims are resolved post-emergence, the claimants will receive shares from the reserve on the same basis as if the claim had been settled upon emergence, therefore the allowed claim will be reduced to the same recovery percentage as other creditors in the same class. If excess shares remain in the reserve after satisfaction of all obligations, such amounts would be reallocated to the Class 7 and Class 9 claimants. We have surrendered control over the common stock provided and the shares reserve is administered by our transfer agent, therefore we recognized the issuance of the common stock upon emergence.

        We filed several motions to terminate various nonqualified benefit plans and individual supplemental retirement contracts with estimated allowed claims of approximately $17 million. All liabilities associated with these plans and contracts have been removed from our balance sheet based on our expectation that these claims will be settled through the shares from the reserve established for Class 9 claimants. Some of the participants in those plans and individual supplemental retirement contracts have objected to the Bankruptcy Court's jurisdiction to terminate such plans and/or contracts. On May 4, 2005, the Bankruptcy Court determined that it did not have jurisdiction to consider our motion to terminate some of these contracts. We have filed a notice of appeal of the May 4, 2005 ruling. We may have to reestablish the liabilities on our balance sheet and recognize a loss in the Successor Company operations if we are not successful with such appeal or in defending any related litigation.

Fresh-Start Reporting

        In connection with our emergence from Chapter 11, we reflected the terms of the Plan in our consolidated financial statements as of the close of business on October 31, 2004, applying fresh-start reporting under Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. Upon applying fresh-start reporting, a new reporting entity (the Successor Company) is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. The reported historical financial statements of the Predecessor Company for periods ended prior to November 1, 2004 generally are not comparable to those of the Successor Company. Reorganization items as shown in our results of operations reflects the impact of continuing costs incurred related to our reorganization since we filed for protection under Chapter 11 and the impact of the fresh-start reporting adjustments.

        To facilitate the calculation of the enterprise value of the Successor Company as defined in SOP 90-7, we developed a set of financial projections and engaged an independent financial advisor to assist in the determination. The enterprise value was determined using various valuation methods, including

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  reviewing historical financial information;

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  comparing us and our projected performance to the market values of comparable companies;

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  performing industry precedent transaction analysis; and

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  considering certain economic and industry information relevant to the operating business.

        The estimated enterprise value is highly dependent upon achieving the future financial results set forth in the projections and is necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. The resulting enterprise value was calculated to be within an approximate range of $1.415 billion to $1.585 billion. We selected the midpoint value of the range, $1.5 billion, as the enterprise value. This value is consistent with the voting creditors' and Bankruptcy Court approval of our Plan.

Recent Developments

        On June 24, 2004, we reached an agreement in principle with the creditors committee of Netexit, Inc. (f/k/a Expanets, Inc.) on a bankruptcy liquidation plan. Netexit, a subsidiary of ours, filed for Chapter 11 bankruptcy protection with the U.S. Bankruptcy Court for the District of Delaware on May 4, 2004.

        According to terms of the agreement in principle:

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  We will receive an initial distribution of $20 million in cash for our allowed claims upon the effective date of confirming an amended and restated plan of reorganization and disclosure statement to be filed with the bankruptcy court.

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  A reserve of an additional $5 million will be set aside through the amended plan for an additional distribution to us after distributions are made on other allowed unsecured claims.

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  A reserve of up to $22.9 million will be set aside through the amended plan for payment of allowed non-NorthWestern unsecured claims, with distribution to occur only after all such unsecured claims are resolved. Any remaining cash from this reserve, which is not paid out to other allowed unsecured claims, will be paid to us.

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  $8 million will be paid on the effective date of the plan to securities class action claimants to satisfy a $20 million allowed liquidated claim provided to former NorthWestern shareholders in a previously announced court-approved settlement. Based on the terms of the securities settlement, we expect to recognize an additional pre-tax loss on discontinued operations of approximately $8 million during the second quarter of 2005.

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  After distributions are made to allowed unsecured, administrative and priority claims, any remaining Netexit estate funds will be paid to us at the filing of a motion to close the bankruptcy proceeding.

Risk Factors

        Investing in our securities involves significant risks. You should carefully read the section entitled "Risk Factors" beginning on page 5 for an explanation of these risks before investing in our securities.

The Offering

        This prospectus relates to:

  •
  the resale of 12,691,082 shares of our common stock owned by the selling stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of warrants outstanding and owned beneficially and of record on the date hereof by the selling stockholders;

  •
  the resale of 1,550,622 common stock purchase warrants outstanding and owned beneficially and of record by the selling stockholders on the date hereof;

  •
  the issuance of shares of our common stock upon exercise of the warrants; and

  •
  up to an aggregate of 3,815,847 additional shares of our common stock that may be issued in the future to the selling stockholders pursuant to our plan of reorganization.

Use of Proceeds

        We will not receive any of the proceeds from the resale of the warrants or the resale of the shares of common stock, including the resale of the shares of common stock issuable upon exercise of the warrants. We will, however, receive proceeds from the exercise of the warrants. Each warrant, if exercised prior to any further adjustment in the exercise price, will entitle the holder thereof to receive 1.02 shares of our common stock at an exercise price of $28.04 per share. Therefore, if all of the outstanding warrants registered hereby are exercised, we will issue an aggregate 1,581,635 shares of our common stock and we will receive aggregate proceeds of approximately $44.3 million. See "Use of Proceeds."

Nasdaq National Market Symbols

        Our common stock is quoted on the Nasdaq National Market under the ticker symbol "NWEC." The warrants are quoted on the Nasdaq National Market under the ticker symbol "NWECW."

RISK FACTORS

        You should carefully consider the following risk factors and all of the other information contained in, or incorporated by reference in, this prospectus before purchasing our securities. Investing in our securities involves a high degree of risk. Any of the following risks could materially harm our business and could result in a complete loss of your investment.

Parties objecting to confirmation of our plan of reorganization may appeal the order confirming our plan of reorganization and may challenge the confirmation through litigation.

        On October 22, 2004, Magten filed a motion with the Bankruptcy Court seeking a stay of the confirmation order pending resolution of their appeal of such order, which notice of appeal was filed on October 25, 2004. On October 25, 2004, the Bankruptcy Court denied Magten's motion for a stay. Thereafter, Magten requested that the United States District Court for the District of Delaware impose a stay of the effectiveness of the confirmation order pending resolution of Magten's appeal. On October 29, 2004, the Delaware District Court denied Magten's motion for a stay. The appeal has now been docketed with the District Court and a briefing schedule has been issued. In March 2005 we moved to dismiss Magten's appeal of the confirmation order on equitable mootness grounds. On May 12, 2005, Magten, the Plan Committee and NorthWestern unsuccessfully engaged in mediation to resolve the pending appeals and other pending litigation. Although we will vigorously prosecute the motion to dismiss the appeal and defend against the appeal, we cannot currently predict the impact or resolution of Magten's appeal of the confirmation order.

        On April 15, 2005, Magten and Law Debenture filed an adversary proceeding complaint in the Bankruptcy Court against NorthWestern, Gary Drook, Michael Hanson, Brian Bird, Thomas Knapp and Roger Schrum alleging that the Company and former and current officers committed fraud by failing to include sufficient stock in the Class 9 reserve for payment of unsecured claims, and requesting, among other relief, that the confirmation order be revoked and set aside. We have filed a motion to dismiss or stay the litigation, and the Bankruptcy Court has granted the requested stay. While we cannot predict the impact or resolution of Magten's complaint, we intend to vigorously defend against it, when appropriate.

We have incurred, and expect to continue to incur, significant costs associated with outstanding litigation, which may adversely affect our results of operations and cash flows.

        We have incurred and will continue to incur significant costs associated with outstanding litigation. These costs, which are being expensed as incurred, are expected to have an adverse effect on our results of operations and cash flows. Although our plan of reorganization has been successfully consummated and we have emerged from bankruptcy, we expect to continue to incur significant costs in connection with the steps necessary to close the bankruptcy case which include, among other things, resolution of remaining unsecured claims, administration of the claim reserve, coordination with the Plan Committee and the resolution of appeals and certain pending litigation.

Claims that were not discharged in the bankruptcy proceeding, and to the extent certain claimants did not receive proper notice of the claim bar date, such claims could have a material adverse effect on our results of operations and profitability.

        Although most claims made against us prior to the date of the bankruptcy filing were satisfied and discharged in accordance with the terms of our plan of reorganization or in connection with settlement agreements that were approved by the Bankruptcy Court prior to consummation of our plan of reorganization, certain claims, such as environmental claims, that were not discharged or settled may have a material adverse effect on our results of operations and profitability.

        Claims made against us prior to the date of the bankruptcy filing might not be discharged if the claimant had no notice of the bankruptcy filing. In addition, in other bankruptcy cases, states have challenged whether their claims could be discharged in a federal bankruptcy proceeding if they never made an appearance in the case. This issue has not been finally settled by the U.S. Supreme Court.

        Upon consummation of our plan of reorganization, we established a reserve of approximately 4.4 million shares of common stock from the shares allocated to holders of our trade vendor claims in excess of $20,000 and holders of senior unsecured notes. The shares held in this reserve may be used to resolve various outstanding unsecured claims and unliquidated litigation claims, as these claims were not discharged upon consummation of our plan of reorganization. If these claims ultimately exceed the reserve, then such claimants could request the bankruptcy court to amend our plan of reorganization to allow for payment of the claims in excess of the reserve.

        We filed several motions to terminate various nonqualified benefit plans and individual supplemental retirement contracts for former employees of NorthWestern Corporation and the former Montana Power Company (MPC). All liabilities associated with these plans have been removed from our balance sheet based on our expectation that these claims will be settled through the shares from the reserve established for Class 9 claimants. In July 2005, the Bankruptcy Court approved share-based settlements with most of the participants in the various nonqualified plans and supplemental retirement contracts. Some of the participants in those plans and individual supplemental retirement contracts have objected to the Bankruptcy Court's jurisdiction to terminate such plans and/or contracts. On May 4, 2005, our Bankruptcy Court determined that it did not have jurisdiction to consider our motion to terminate the contracts of the former employees of MPC. We may have to reestablish the liabilities associated with these contracts (approximately $2.5 million) on our balance sheet and recognize a loss in the Successor Company operations if we are not successful in our appeal of the Bankruptcy Court's May 4 decision..

Certain of our prepetition creditors received NorthWestern common stock pursuant to our plan of reorganization and have the ability to influence certain aspects of our business operations.

        Under our plan of reorganization, holders of certain claims received distributions of shares of our common stock. Harbert Distressed Investment Master Fund Ltd. (Harbert) is affiliated with or manages funds which, based on the most recent information made available to us, collectively received more than 20% of our new common stock. Harbert could acquire additional claims or shares, or divest claims or shares in the future. Our prepetition senior unsecured noteholders, trade vendors with claims in excess of $20,000 and holders of our trust preferred securities and our quarterly income preferred securities received, collectively, approximately 9% of our new common stock. Other than Harbert, however, we are not aware of any entity that owns or controls 10% or more of our common stock distributed upon emergence pursuant to our plan of reorganization.

        If any holders of a significant number of the shares of our common stock were to act as a group, then such holders could be in a position to control the outcome of actions requiring stockholder approval, such as an amendment to our certificate of incorporation, the authorization of additional shares of capital stock, and any merger, consolidation, or sale of all or substantially all of our assets, and could prevent or cause a change of control of NorthWestern.

We are one of several defendants in the McGreevey litigation, a class action lawsuit brought in connection with the sale of generating and energy-related assets by The Montana Power Company. If we do not successfully resolve this lawsuit, the insurance coverage does not pay for any damages we are found liable for, or our indemnification claims against Touch America Holdings, Inc. cannot be enforced and reimbursed, then our business will be harmed and there will be a material adverse impact on our financial condition.

        We are one of several defendants in a class action lawsuit entitled McGreevey, et al. v. The Montana Power Company, et al., now pending in federal court in Montana. The lawsuit, which was filed by the former shareholders of The Montana Power Company (many of whom became shareholders of Touch America Holdings, Inc. as a result of a corporate reorganization of The Montana Power Company), claims that the disposition of various generating and energy-related assets by The Montana Power Company was void because of the failure to obtain shareholder approval for the transactions. Plaintiffs thus seek to reverse those transactions, or receive fair value for their stock as of late 2001, when plaintiffs claim shareholder approval should have been sought. NorthWestern is named as a defendant due to the fact that we purchased the unit membership interest of The Montana Power, LLC, which the plaintiffs' claim is a successor to The Montana Power Company. On July 10, 2004, we and the other insureds under the applicable directors and officers liability insurance policies along with the plaintiffs in the McGreevey case, plaintiffs in the In Re Touch America Holdings, Inc. Securities Litigation and the Touch America Creditors Committee reached a tentative settlement as a result of mediation. Among the terms of the tentative settlement, we, our wholly owned subsidiary CFB, and other parties will be released from all claims in this case, the plaintiffs in McGreevey will dismiss their claims against the third party purchasers of the generation assets and non-regulated energy assets of Montana Power Company, including PPL Montana, and a settlement fund in the amount of $67 million (all of which will be contributed by the former Montana Power Company directors and officers liability insurance carriers) will be established. The settlement is subject to the occurrence of several conditions, including approval of the proposed settlement by the Bankruptcy Court in our bankruptcy proceeding, approval of the Touch America bankruptcy court, and approval of the proposed settlement by the Federal District Court for the District of Montana, where the class action is pending. Plaintiffs in the McGreevey class action have filed a motion for approval of the settlement. On April 29, 2005 the Federal District Court in Montana denied the plaintiffs' motion for preliminary approval of the proposed settlement without prejudice and ordered the parties to work out their differences and present a global settlement agreement in 60 days; otherwise, the court will order the parties to resume trial preparations. The parties requested additional time to reach a final settlement agreement. The Federal District Court in Montana has ordered the parties to respond by August 12, 2005 to certain questions concerning the issues raised in the case. In the event the parties do not reach a global settlement agreement, a settlement is not approved or it does not take effect for any other reason, we cannot predict the ultimate outcome of this litigation, but we intend to vigorously defend against this lawsuit. The Bankruptcy Court entered an order permitting the plaintiffs in McGreevey to file a fraudulent conveyance action against us if we were not able to consummate the settlement; however, it is not certain that the plaintiffs could pursue such action post emergence. We cannot currently predict the impact or resolution of this litigation or reasonably estimate a range of possible loss, which could be material, and the resolution of these lawsuits may harm our business and have a material adverse impact on our financial condition.

We are a defendant in litigation related to our quarterly income preferred securities, which litigation is related to the transfer of certain assets to NorthWestern from our subsidiary, CFB. Certain current and former officers of CFB are defendants in a lawsuit related to the same transfer of assets. Our business could be harmed and there could be a material adverse impact on our financial condition if we do not successfully resolve the lawsuit.

        Certain creditors and parties-in-interest have initiated legal action against us related to the transfer of the assets and liabilities comprising our Montana utility operations from CFB to NorthWestern, and seek the removal of such assets from our estate or the imposition of a constructive trust for the benefit of such creditors. This litigation currently is stayed pending termination of the appeal of the order confirming our plan of reorganization filed by Magten. This litigation could adversely affect our business, results of operations, and our financial condition.

We are the subject of a formal investigation by the SEC relating to the restatement of our 2002 quarterly financial statements and other accounting and financial reporting matters. If the investigation was to result in a regulatory proceeding or action against us, then our business and financial condition could be harmed.

        In December 2003, the SEC notified NorthWestern that it had issued a formal order of private investigation and subsequently subpoenaed documents from NorthWestern and affiliated companies NorthWestern Communications Solutions, Expanets and Blue Dot. This development followed the SEC's requests for information made in connection with the previously disclosed SEC informal inquiry into questions regarding the restatements and other accounting and financial reporting matters. Since December 2003, we have periodically received and continue to receive subpoenas from the SEC requesting documents and testimony from employees regarding these matters. The SEC investigation will continue, and while no claims have been filed, any claims alleging violations of federal securities laws made by the SEC may not be discharged pursuant to our plan of reorganization.

        In addition, certain of our former directors and several employees of NorthWestern and our subsidiary affiliates have been interviewed by representatives of the Federal Bureau of Investigation (FBI) concerning certain of the allegations made in the class action securities and derivative litigation matters. We have not been advised that NorthWestern is the subject of any FBI investigation. We understand that the FBI and the Internal Revenue Service (IRS) have contacted former employees of ours or our subsidiaries. As of the date hereof, we are not aware of any other governmental inquiry or investigation related to these matters.

        We are cooperating with the SEC's investigation and intend to cooperate with the FBI and IRS if we are contacted in connection with any investigation. We cannot predict whether or not any other governmental inquiry or investigation will be commenced. We cannot predict when the SEC investigation will be completed or its outcome. If the SEC determines that we have violated federal securities laws and institutes civil enforcement proceedings against us, then we may face sanctions, including, but not limited to, monetary penalties and injunctive relief and any monetary liability incurred by us may be material to our financial position or results of operations.

We are subject to extensive governmental regulations that affect our industry and our operations. Existing and changed regulations and possible deregulation have the potential to impose significant costs, increase competition and change rates which could have a material adverse effect on our results of operations and financial condition.

        Our operations and the operations of our subsidiaries are subject to extensive federal, state and local laws and regulations concerning taxes, service areas, tariffs, rates, issuances of securities, employment, occupational health and safety, protection of the environment and other matters. In addition, we are required to obtain and comply with a wide variety of licenses, permits and other approvals in order to operate our facilities. In the course of complying with these requirements, we may incur significant costs. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. In addition, existing regulations may be revised or reinterpreted, new laws, regulations, and interpretations thereof may be adopted or become applicable to us or our facilities and future changes in laws and regulations may have a detrimental effect on our business.

        Our utility businesses are regulated by certain state commissions. As a result, these commissions review the regulated utility's books and records, which could result in rate changes and have a material adverse effect on our results of operations and financial condition.

        Competition for various aspects of electric and natural gas services has been introduced throughout the country that will open these markets to new providers of some or all of traditional electric utility and natural gas services. Competition could result in the further unbundling of electric utility and natural gas services as has occurred in Montana for electricity and Montana, South Dakota and Nebraska for natural gas. Separate markets may emerge for generation, transmission, distribution, meter reading, billing and other services currently provided by electric utility and natural gas providers as a bundled service. As a result, additional competitors could become active in the generation, transmission and distribution segments of our industry.

We are currently subject to limited regulation under the Public Utility Holding Company Act of 1935, as amended (PUHCA or the Act); however, we may become subject to additional PUHCA requirements if certain of our 10% shareholders or other shareholders are not deemed to be "exempt" holding companies under the Act. Complying with additional PUHCA requirements could make it more difficult for us to enter into financing arrangements, conduct nonutility lines of business or acquire other businesses or assets.

        We are subject to limited regulation under PUHCA, because more than 20% of our voting stock (following the distribution under the approved bankruptcy plan) is currently held by Harbert or affiliates of Harbert. Harbert has applied for status as an "exempt" holding company, under Section 3(a)(4) of PUHCA, on the basis that it is only temporarily a holding company. In its application for exempt status, Harbert has represented that it will reduce its holdings below 10% within 3 years from its initial filing in November 2004 and it will not take an active role in our management. Pending action by the SEC on its application (and assuming that the application was filed in good faith and the relevant facts have not changed), Harbert is statutorily entitled to exempt status upon its filing. As a result of Harbert's holdings and the Harbert application having been filed, we are a "subsidiary" of an "exempt holding company", and are subject to Section 9 of PUHCA, but are not otherwise subject to the Act. NorthWestern itself is not a utility holding company, because all of our utility operations are conducted at the parent level.

        Attorneys for Magten have recently sent a letter advising NorthWestern that Law Debentures has filed a Protest and Request for Hearing (Protest) regarding Harbert's application. The Protest contends that Harbert is not properly within the terms of the exemption as a "temporary" company, because it set out to acquire the NorthWestern interests, and the acquisition was not incidental to debts otherwise owed, and that in any event, Harbert has controlled and influenced NorthWestern's management and Board to such an extent that Harbert's application should be denied and it should be subject to regulation as a holding company. In that letter, attorneys for Magten also allege that any sale of NorthWestern to a third party may be voidable, a breach of the fiduciary duty of the directors, and otherwise subject to challenge by Magten and allege what we believe are unsubstantiated violations of federal securities laws by us. We cannot predict what impact Magten's actions will have on the SEC's consideration of Harbert's PUHCA application.

        Under PUHCA, the SEC does not regulate rates and charges for the sale or distribution of gas or electricity, but it does regulate the structure, financing, lines of business and internal transactions of public utility holding companies and their system companies. If Harbert were denied an exemption, or if other entities became holders of more than 10% of our voting stock either individually or as a group acting together, and were not otherwise exempt from the Act, then we would be subject to additional requirements under PUHCA, including requirements for SEC approval before issuing securities, entering into financing arrangements, entering or continuing lines of business not necessary or appropriate to our utility businesses, or acquiring other utility assets or businesses. Under the Act, transactions which should have been subject to SEC approval, but for which SEC approval was not obtained are voidable under certain circumstances, even where a third party has entered into the transaction. Under Section 3 of the Act, an exemption is statutorily in effect so long as an application for the exemption was filed in good faith, and has not been denied by the SEC. Transactions occurring during the pendency of an application would be voidable only if the SEC denied the application, and there were a final determination that the application had not been filed in good faith, such that the statutory grant of the exemption during the pendency was not applicable.

        House and Senate negotiators recently approved the non-tax provisions of a joint energy bill that would repeal PUHCA. While this joint energy bill still has to be approved by the House and Senate, observers see a good chance of passage. However, we cannot predict when or whether this particular bill will be passed.

Our obligation to supply a minimum annual quantity of qualifying facility (QF) power to the Montana default supply could expose us to material commodity price risk if we are required to supply any quantity deficiency during a time of commodity price volatility.

        As part of the Stipulation and Settlement with the MPSC and other parties in the Tier II Docket, we agreed to supply the default supply with a certain minimum amount of QF power at an agreed upon price per megawatt. To the extent the supplied QF power for any year did not reach the minimum quantity set forth in the settlement, we are obligated to secure the quantity deficiency from other sources. Since we own no material generation in Montana, the anticipated source for any quantity deficiency is the wholesale market which, in turn, would subject us to commodity price volatility. Our understanding of the Stipulation and Settlement was that the quantity deficiency could be filled by us at any time during the measurement year. To the extent this interpretation is not supported by a regulatory ruling or we experience commodity price volatility during the period we replenish the quantity deficiency, our results of operations could be adversely affected.

Our electric and natural gas distribution systems are subject to municipal condemnation.

        The government of each of the municipalities in which we provide electric or natural gas service has the right to condemn our facilities in that community and to establish a municipal utility distribution system to serve customers by use of such facilities, subject to the approval of the voters of the community and the payment to NorthWestern of fair market value for our facilities, including compensation for the cancellation of our service rights. If we lose a material portion of our distribution systems to municipal condemnation, then our results of operations and financial condition could be harmed because we may not be able to replace or repurchase income generating assets in a timely manner, if at all.

Seasonal and quarterly fluctuations of our business could adversely affect our results of operations and financial condition.

        Our electric and natural gas utility business is seasonal and weather patterns can have a material impact on their financial performance. Demand for electricity is often greater in the summer and winter months associated with cooling and heating. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our market areas, and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. Accordingly, our operations have historically generated less revenues and income when weather conditions are milder in the winter and cooler in the summer. In the event that we experience unusually mild winters or cool summers in the future, our results of operations and financial condition could be adversely affected. In addition, exceptionally hot summer weather or unusually cold winter weather could add significantly to working capital needs to fund higher than normal supply purchases to meet customer demand for electricity and natural gas.

To the extent our incurred supply costs are deemed imprudent by the applicable state regulatory commissions, we could under-recover our costs, which would adversely impact our results of operations.

        Our wholesale costs for electricity and natural gas are recovered through various pass-through mechanisms in each of the states we serve. The rates are established based upon projected market prices or contract obligations. As these variables change, we adjust our rates through our monthly trackers. To the extent our adjusted rate is deemed imprudent by the applicable state regulatory commissions, we could under-recover our costs, which would adversely impact our results of operations. While the tracker mechanisms are designed to allow a timely recovery of prudently incurred costs, a rapid increase in commodity costs may also create a temporary, material under-recovery situation. As a result, we may not be able to immediately pass on to our retail customers' rapid increases in our energy supply costs, which could reduce our liquidity.

        We do not own any natural gas reserves and do not own a material amount of electric generation assets to service our Montana operations. As a result, we are required to procure our entire natural gas supply and substantially all of our Montana electricity supply pursuant to contracts with third-party suppliers. In light of this reliance on third-party suppliers, we are exposed to certain risks in the event a third-party supplier is unable to satisfy its contractual obligation. If this occurred, we might be required to purchase gas and electricity supply requirements in the energy markets, which may not be on commercially reasonable terms, if at all. If prices were higher in the energy markets, it could result in a temporary material under-recovery that would reduce our liquidity.

Our internal controls and procedures related to regulated and unregulated energy procurement need to be improved.

        As reported in our Annual Report on Form 10-K/A as of December 31, 2004, we identified various deficiencies related to the accounting for regulated and unregulated energy commodity procurement, which were assessed to be a material weakness in our internal control over financial reporting. These control deficiencies included: (1) weak segregation of duties among front-, mid-, and back office functions; (2) responsibilities between regulated and unregulated front office employees were not appropriately defined and assigned; and (3) certain transactions were not properly evaluated in a timely manner as to the appropriate accounting treatment.

        If we are unable to adequately address these deficiencies and provide assurance of the operating effectiveness of new and improved control activities to correct our material weakness in a timely manner, we have risk that regulated and unregulated energy supply transactions are not properly authorized, evaluated, recorded or disclosed. This could result in unexpected losses associated with unauthorized regulated and unregulated energy procurement transactions, which could adversely impact our liquidity and results of operations. Accordingly, there is more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected.

Our utility business is subject to extensive environmental laws and regulations and potential environmental liabilities, which could result in significant costs and liabilities.

        Our utility business is subject to extensive laws and regulations imposed by federal, state and local government authorities in the ordinary course of operations with regard to the environment, including environmental laws and regulations relating to air and water quality, solid waste disposal and other environmental considerations. We believe that we are in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect our financial position or results of operations. However, possible future developments, such as the promulgation of more stringent environmental laws and regulations, and the timing of future enforcement proceedings that may be taken by environmental authorities could affect the costs and the manner in which we conduct our business and could cause us to make substantial additional capital expenditures. There is no assurance that we would be able to recover these increased costs from our customers or that our business, financial condition and results of operations would not be materially adversely affected.

        Many of these environmental laws and regulations create permit and license requirements and provide for substantial civil and criminal fines which, if imposed, could result in material costs or liabilities. We cannot predict with certainty the occurrence of a private tort allegation or government claim for damages associated with specific environmental conditions. We may be required to make significant expenditures in connection with the investigation and remediation of alleged or actual spills, personal injury or property damage claims, and the repair, upgrade or expansion of our facilities in order to meet future requirements and obligations under environmental laws.

        Environmental laws and regulations require us to incur certain costs, which could be substantial, to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment. Governmental regulations establishing environmental protection standards are continually evolving, and, therefore, the character, scope, cost and availability of the measures we may be required to take to ensure compliance with evolving laws or regulations cannot be predicted. Our range of exposure for environmental remediation obligations is estimated to be $45.1 million to $84.1 million. We had an environmental reserve of $45.1 million at June 30, 2005. This reserve was established in anticipation of future remediation activities at our various environmental sites and does not factor in any exposure to us arising from new regulations, private tort actions or government claims for damages allegedly associated with specific environmental conditions. These environmental liabilities will continue and any claims with respect to environmental liabilities will not be extinguished pursuant to our plan of reorganization. To the extent that our environmental liabilities are greater than our reserves or we are unsuccessful in recovering anticipated insurance proceeds under the relevant policies or recovering a material portion of remediation costs in our rates, our results of operations and financial condition could be adversely affected.

The loss of our investment grade credit ratings has impacted our borrowing costs and liquidity, and we expect that our non-investment grade status will continue to affect our cash flows.

        Upon emergence from bankruptcy, we were assigned a non-investment grade credit rating. Our current non-investment grade ratings have impacted our borrowing costs. In addition, with a limited number of suppliers, we continue to either prepay or post collateral in the form of cash and letters of credit to support our operations. We also began payment of quarterly dividends on our common stock in the first quarter of 2005, which may delay our ability to achieve an investment grade rating for our debt securities. While we are working to resolve many of the concerns cited by the credit rating agencies, we cannot assure you that our credit ratings will improve in the foreseeable future.

Our ability to access the capital markets is dependent on our ability to obtain certain regulatory approvals and the covenants contained in our debt instruments.

        We may need to continue to support working capital and capital expenditures, and to refinance maturing debt, through external financing. Often, we must obtain federal and certain state regulatory approvals in order to borrow money or to issue securities and therefore will be dependent on the federal and state regulatory authorities to issue favorable orders in a timely manner to permit us to finance our operations. We cannot assure you that these regulatory entities will issue such orders or that such orders will be issued on a timely basis. In addition, our new credit facility and the indenture governing the notes limit us from incurring additional indebtedness.

If we are unable to successfully sell our noncore assets or wind-down operations of certain subsidiaries, then the amount of proceeds we receive from such sales could be significantly less than anticipated.

        As part of our efforts to restructure our business, we are attempting to divest our Montana First Megawatts (MMI) generation project in Montana and wind-down operations of Netexit and Blue Dot. If the sales prices for such assets are less than anticipated, or we encounter unexpected liabilities, such as costs relating to the wind-down of operations, including termination of benefit plans and payment of other liabilities, then our liquidity could be adversely affected. Further, we cannot assure you that we will be able to consummate such asset sales or that any asset sales will be at or greater than the current net book value of such assets.

        Our subsidiary, Netexit, sold substantially all of its assets to Avaya, Inc. In order to wind-down its affairs in an orderly manner, Netexit and its subsidiaries filed for bankruptcy protection on May 4, 2004. Pending the resolution of open claims to Netexit creditors, the proceeds from the sale remain at Netexit and distributions to NorthWestern could be delayed until the ultimate effective date of the liquidating plan of reorganization. On June 24, 2005, Netexit, the creditors committee and certain creditors including NorthWestern reached a settlement that will result in an agreed to liquidating plan of reorganization. On July 29, Netexit anticipates asking the Bankruptcy Court to approve the disclosure statement and set a hearing on the approval of the agreed to liquidating plan of reorganization. There are many factors beyond our control including the approval of the agreed to liquidating plan or reorganization and potential additional losses related to the resolution of filed claims, which could affect the amount of proceeds we receive as distributions from Netexit. Additionally, Netexit's creditors committee has indicated that NorthWestern's claims against Netexit may be subject to avoidance and/or subordination under operative provisions of the Bankruptcy Code. If the Bankruptcy Court does not approve the liquidating plan of reorganization, then we intend to vigorously defend against any efforts to invalidate or subordinate our claims against Netexit, but we cannot currently predict the resolution of any litigation with respect to the validity of NorthWestern's claims against Netexit.

We may receive, respond to and not pursue, as appropriate, unsolicited indications of interest, proposals or offers to acquire us or some or all of our assets, and if not pursued, our stockholders would not be able to obtain any premium for their shares of common stock offered in the proposed transaction.

        We have in the past received and from time to time may receive in the future unsolicited indications of interest, proposals or offers to acquire us or some or all of our assets. We are not soliciting offers from prospective buyers. As we have stated on prior occasions, as a public company we may receive such indications of interest, proposals or offers, and if we do, our Board of Directors will evaluate them and respond as appropriate. There can be no assurance that we will pursue any such indication of interest, proposal or offer, and we reserve the right not to pursue any acquisition of us or any of our assets as determined by our Board of Directors. As a consequence of any decision not to pursue an acquisition of us, our stockholders would not be able to sell or exchange their shares of common stock at any premium offered by the prospective buyer in the proposed transaction. As a matter of policy, we will not comment on or provide market updates as to the status of any indications of interest, proposals or offers we may receive from time to time, or the course of discussions with any prospective buyers, nor will we comment upon any rumors with regard to any possible sale.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and certain documents incorporated by reference herein contain certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements that are not historical facts included or incorporated by reference herein are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "plans," "projects," "intends," "expects" or similar expressions. These statements include, among others, statements regarding our expected financial condition, business, financing plans, strategies, prospects, revenues, working capital, sources of liquidity, capital needs, interests costs and income.

        Forward-looking statements are estimates and projections reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the items summarized below. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

  •
  our ability to maintain normal terms with vendors and service providers;

  •
  our ability to fund and execute our business plan;

  •
  our ability to avoid or mitigate an adverse ruling as to Magten's appeal of the order confirming our plan of reorganization and its appeal of the order approving the memorandum of understanding to settle our securities class action litigation and Magten's and Law Debenture's adversary complaint filed April 15, 2005 seeking, among other relief, to revoke the Order confirming our plan of reorganization;

  •
  our ability to avoid or mitigate an adverse judgment against us in that certain lawsuit seeking to recover assets or damages on behalf of Clark Fork and Blackfoot, LLC, one of our subsidiaries which we refer to as CFB, filed by Magten and Law Debenture, which we refer to as the QUIPs Litigation;

  •
  our ability to avoid or mitigate an adverse judgment against us in that pending litigation styled as McGreevey et al. v. The Montana Power Company, the shareholder class action lawsuit relating to the disposition of the generating and energy related assets by the entity formerly known as The Montana Power Company, excluding our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company entity, which has been settled pending approval by the Bankruptcy Court, the bankruptcy court in the Touch America Holdings, Inc. proceedings, and the U.S. District Court in Montana where the litigation is pending; and

  •
  our ability to avoid or mitigate an adverse judgment against us in pending other shareholder and derivative litigation or any additional litigation and regulatory action, including the formal investigation initiated by the SEC, in connection with the restatement of the Predecessor Company's 2002 quarterly financial statements and other accounting and financial reporting matters, any of which could have a material adverse effect on our liquidity, results of operations and financial condition.

  •
  unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

  •
  unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

  •
  adverse changes in general economic and competitive conditions in our service territories;

  •
  potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition;

  •
  increases in interest rates, which will increase our cost of borrowing; and

  •
  our ability to improve and maintain an effective internal control structure.

        We have attempted to identify, in context, certain of the factors that we believe may cause actual future experience and results to differ materially from our current expectation regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the uncertainties described under the caption "Risk Factors" beginning on page 5.

        We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

        We will not receive any of the proceeds from the resale of the warrants or the resale of the shares of common stock, including the resale of the shares of common stock issuable upon exercise of the warrants. We will, however, receive proceeds from the exercise of the warrants. Each warrant, if exercised prior to any adjustment in the exercise price, will entitle the holder thereof to receive 1.02 shares of our common stock at an exercise price of $28.04 per share. Therefore, if all of the outstanding warrants registered hereby are exercised, we will issue an aggregate 1,581,635 shares of our common stock and we will receive aggregate proceeds of approximately $44.3 million. Any proceeds we receive upon exercise of the warrants, of which we can provide no assurance, will be used by us for general working capital purposes.

SELLING STOCKHOLDERS

        The following table sets forth, as of the date hereof, certain information known to us with respect to each selling stockholder for whom we are registering for resale warrants and shares of our common stock. This prospectus also covers the issuance of shares of our common stock upon exercise of the warrants. All shares of our common stock and the warrants listed below were issued to the selling stockholders in connection with our reorganization, as described above. Pursuant to section 7.5 of our Second Amended and Restated Plan of Reorganization, a disputed claims reserve was established, which currently holds 3,815,847 shares of undistributed common stock. The disputed claims reserve was established for the purpose of resolving disputed Class 9 unsecured claims. Any shares of common stock in the disputed claims reserve not distributed to allowed Class 9 claimholders, which we refer to as the unreleased stock, will be distributed to the selling stockholders and Class 9 claimants, pro rata, according to their respective allowed claims in our bankruptcy proceeding, following final resolution of all disputed Class 9 claims. At this time, because of the pending claims resolutions process, we do not know if there will be any unreleased stock and if there is any unreleased stock, when it will be distributed. To the extent that additional shares of our common stock are issued to the selling stockholders listed below pursuant to our plan of reorganization, we will file supplements to this prospectus reflecting such additional issuances and the revised ownership of the selling stockholders. Further, to the extent shares of our common stock are issued to selling stockholders not identified below, the Company intends to file a post-effective amendment to add such unidentified selling stockholders.

        The selling stockholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of the warrants or shares of our common stock since the date on which information in the table was provided to us. Information about the selling stockholders may change over time.

        Because the selling stockholders may from time to time offer some or all of their warrants, shares of our common stock issuable upon exercise of the warrants or shares of our common stock currently held, we cannot estimate the number of warrants or shares of our common stock that will be held by the selling stockholders upon termination of any particular offering by such selling stockholder. See "Plan of Distribution."

Selling Stockholder	Shares of Common Stock Beneficially Owned Before Sale Under This Prospectus(1)	Warrants Beneficially Owned Before Sale Under This Prospectus	Percentage of Warrants Beneficially Owned Before Sale Under This Prospectus(2)	Percentage of Shares of Common Stock Owned Before Sale Under This Prospectus(3)
Drawbridge OSO Securities LLC(4)	570,576	—	—	1.6%

Drawbridge Global Opportunities LLC(4)	546,338	—	—	1.5%

Drawbridge DSO Securities LLC(4)	807,255	25,255	*	2.3%

Mutual Shares Fund(5)	711,831	—	—	2.0%

Mutual Qualified Fund(5)	306,642	—	—	*	%

Mutual Beacon Fund(5)	389,255	—	—	1.1%

Mutual Discovery Fund(5)	322,840	—	—	*	%

Mutual Shares Securities Fund(5)	110,383	—	—	*	%

Mutual Discovery Securities Fund(5)	18,132	—	—	*	%

Mutual Beacon Fund (Canada)(5)	14,175	—	—	*	%

Mutual Discovery Fund (Canada)(5)	759	—	—	*	%

Franklin Mutual Beacon Fund(5)	29,868	—	—	*	%

Franklin Mutual Shares Fund(5)	758	—	—	*	%

Harbert Distressed Investment Master Fund, Ltd.(6)	8,748,595	1,502,986	32.5%	23.6%

Alpha US Sub Fund VI, LLC(6)	113,675	22,381	*	*	%

Additional shares held in disputed claims reserve(7)	3,815,847	—	—	10.7%

*
Indicates an amount less than 1%.

(1)
Includes shares of our common stock issuable upon exercise of the warrants. Does not include additional shares potentially issuable pursuant to our plan of reorganization.

(2)
As of the date hereof, there were 4,619,059 warrants outstanding.

(3)
Includes, where appropriate, shares of our common issuable upon exercise of the warrants being registered hereby. As of the date hereof, there were 35,622,759 shares of our common stock outstanding.

(4)
Fortress Investment Group LLC ("Fortress") advises us of the following: Fortress indirectly controls various affiliated investment advisers, which manage various funds that own the shares and, where applicable, the warrants being registered hereby. Drawbridge DSO Securities LLC is a wholly-owned subsidiary of Drawbridge Special Opportunities Fund LP ("Special Opportunities LP"). Drawbridge Special Opportunities GP LLC ("Special Opportunities GP") is the general partner of Special Opportunities LP. Fortress Principal Investment Holdings II LLC ("FPIH II") is the sole managing member of Special Opportunities GP. Drawbridge OSO Securities LLC is a wholly-owned subsidiary of Drawbridge Special Opportunities Fund Ltd. ("Special Opportunities Ltd."). Pursuant to a management agreement, Drawbridge Special Opportunities Advisors LLC ("Special Opportunities Advisors") is the manager of both Special Opportunities LP and Special Opportunities Ltd. Drawbridge Global Opportunities LLC is a wholly-owned subsidiary of Drawbridge Global Macro Master Fund Ltd. ("Global Macro Master"), which is wholly-owned by Drawbridge Global Macro Fund LP ("Global Macro LP") and Drawbridge Global Macro Fund Ltd. ("Global Macro Ltd.") Drawbridge Global Macro GP LLC ("Global Macro GP") is the general partner of Global Macro LP. FPIH II is the sole managing member of Global Macro GP. Pursuant to a management agreement, Drawbridge Global Macro Advisors LLC ("Global Macro Advisors") is the manager of both Global Macro LP and Global Macro Ltd. Fortress is the sole managing member of both Special Opportunities Advisors and Global Macro Advisors. Fortress is a wholly-owned subsidiary of Fortress Investment Holdings LLC ("FIH"), an entity which is owned by Peter L. Briger, Jr., Wesley R Edens, Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz. By virtue of their ownership interest in FIH, each of these individuals may be deemed to beneficially own the shares listed as beneficially owned by the selling stockholders. Each of these individuals disclaims beneficial ownership of such shares. Fortress further advises us that none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer, and that none of the selling stockholders currently own any of our securities, other than the securities being registered hereby.

(5)
Franklin Mutual Advisers, LLC ("FMA") advises us of the following: FMA is the investment advisor to each of these funds. Pursuant to advisory contracts with these funds, FMA has investment and voting discretion over the securities beneficially owned by these funds. However, FMA has no economic interest in any of the investments which it manages on behalf of these funds. Each of the Mutual Shares Fund, the Mutual Qualified Fund, the Mutual Beacon Fund and the Mutual Discovery Fund is a separate mutual fund comprising part of Franklin Mutual Series Fund Inc., a Maryland Corporation. Although these funds share the same board of directors, each fund is considered from a tax and accounting perspective to be a separate entity. Each fund has its own assets, liabilities and its own shareholders, primarily consisting of U.S. residents or citizens. No shareholder is known to beneficially own 5% of any of these funds. Each of the Mutual Shares Securities Fund and the Mutual Discovery Securities Fund is a separate mutual fund comprising part of Franklin Templeton Variable Insurance Products Trust, a Massachusetts business trust. Although these funds share the same board of trustees, each fund is considered from a tax and accounting perspective to be a separate entity. Each fund has its own assets and liabilities and each is owned by one or more insurance companies on behalf of their respective annuity holders. Each of the Mutual Beacon Fund (Canada) and the Mutual Discovery Fund (Canada) is an Ontario (Canada) mutual fund trust whose shareholders are Canadian citizens or residents. The Franklin Mutual Beacon Fund is a mutual fund comprising part of Franklin Templeton Investment Funds, a Luxembourg investment company. Its shareholders are limited to non-U.S. residents or citizens. The Franklin Mutual Shares Fund is a mutual fund comprising part of Franklin Templeton Funds, a UK umbrella open-ended investment company. Its shareholders are limited to non-U.S. residents or citizens. FMA further advises us that none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer, and that none of selling stockholders currently owns our securities, other than those being registered hereby.

(6)
Harbert Distressed Investment Master Fund, Ltd. ("Master Fund") and Alpha US Sub Fund VI, LLC ("Alpha") (Master Fund and Alpha being collectively referred to herein as "Harbert") advises us of the following: Master Fund is managed by HMC Distressed Investment Offshore Manager, L.L.C., its sole investment manager ("HMC Management"). Philip Falcone, a member of HMC Management, acts as the portfolio manager of Master Fund and is the portfolio manager of Alpha. HMC Investors, L.L.C. ("HMC Investors") is the managing member of HMC Management. HMC Investors is controlled by its members, including Raymond J. Harbert and Michael D. Luce. HMC Management may be deemed to beneficially own the securities owned directly by Master Fund, but disclaims beneficial ownership of such securities except to the extent of its pecuniary interest in such securities. HMC Investors, Philip Falcone, Raymond J. Harbert and Michael D. Luce may be deemed to beneficially own the securities owned directly by Master Fund and Alpha, but disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests in such securities. Master Fund and Alpha may be deemed affiliates of HMC Investments, Inc., a registered broker-dealer. Master Fund and Alpha purchased the securities registered hereby in the ordinary course of business, and at the time of the purchase of the securities to be resold, Master Fund and Alpha had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Harbert further advises us that the selling stockholders currently own none of our equity securities, other than the securities being registered hereby.

(7)
As set forth above, pursuant to section 7.5 of our Second Amended and Restated Plan of Reorganization, a disputed claims reserve was established, which currently holds 3,815,847 shares of undistributed common stock. The disputed claims reserve was established for the purpose of resolving disputed Class 9 unsecured claims. Any shares of common stock in the disputed claims reserve not distributed to allowed Class 9 claimholders, which we refer to as the unreleased stock, will be distributed to the selling stockholders and Class 9 claimants, pro rata, according to their respective allowed claims in our bankruptcy proceeding, following final resolution of all disputed Class 9 claims. At this time, because of the pending claims resolutions process, we do not know if there will be any unreleased stock and if there is any unreleased stock, when it will be distributed. To the extent that additional shares of our common stock are issued to the selling stockholders listed in the table pursuant to our plan of reorganization, we will file supplements to this prospectus reflecting such additional issuances and the revised ownership of the selling stockholders.

PLAN OF DISTRIBUTION

        This prospectus relates to:

  •
  the resale of 12,691,082 shares of our common stock owned by the selling stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of warrants outstanding and owned beneficially and of record on the date hereof by the selling stockholders;

  •
  the resale of 1,550,622 common stock purchase warrants outstanding and owned beneficially and of record by the selling stockholders on the date hereof;

  •
  the issuance of shares of our common stock upon exercise of the warrants; and

  •
  up to an aggregate of 3,815,847 additional shares of our common stock that may be issued in the future to the selling stockholders pursuant to our plan of reorganization.

        As used in this prospectus, "selling stockholders" includes donees, transferees, pledgees and other successors in interest (other than purchasers pursuant to this prospectus) selling securities received from a named selling stockholder after the date of this prospectus.

        We will pay for all costs, expenses and fees in connection with the registration of the securities covered by this prospectus. The selling stockholders will pay for all selling discounts and commissions, if any.

        The selling stockholders may offer and sell their securities from time to time in one or more of the following types of transactions (including block transactions):

  •
  on any national exchange on which the securities are listed or any automatic quotation system through which the securities are quoted;

  •
  in privately negotiated transactions;

  •
  through put and call transactions;

  •
  through short sales, which may have a depressive effect on the price of our stock;

  •
  through a combination of such methods of sale;

  •
  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  directly to purchasers, including institutional investors;

  •
  to a broker-dealer, as principal, for resale by the broker-dealer for its account;

  •
  through remarketing firms;

  •
  through a firm commitment underwritten public offering; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may sell their securities at prevailing market prices or at privately negotiated prices. The selling stockholders may use brokers, underwriters, dealers or agents to sell their securities. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the securities for whom such persons may act as agent, or to whom they may sell as a principal, or both.

        The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of securities, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may also engage in short sales of securities and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover the short sales.

        The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any commissions they receive and any profit they realize on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Because a selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving securities against certain liabilities, including liabilities arising under the Securities Act.

        The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. Regulation M's prohibition on purchases may include purchases to cover short positions by the selling stockholders, and a selling stockholder's failure to cover a short position at a lender's request and subsequent purchases by the lender in the open market of securities to cover such short positions, may be deemed to constitute an inducement to buy securities, which is prohibited by Regulation M. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        We are not aware of whether the selling stockholders have entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of their securities, nor are we aware that there is an underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling stockholders.

        Selling stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

        Following notification by a selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number or amount of securities involved;

  •
  the initial price at which these securities were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  any other facts material to the transactions.

        This registration statement on Form S-3 shall remain effective for a period ending on the earlier of one-year from the effective date of this registration statement, or such time as all securities being sold pursuant to this registration statement cease to be eligible registrable securities under the registration rights agreement into which we have entered with the selling stockholders.

EXPERTS

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from NorthWestern Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to a restatement to revise the Consolidated Statements of Cash Flows described in Note 25, the emergence from bankruptcy and adoption of fresh-start reporting in 2004 described in Notes 1 and 3, the change in the method of accounting for asset retirement obligations in 2003 described in Note 7, and the change in the method of accounting for goodwill and other intangible assets in 2002 described in Note 8, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness identified), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINION

        For purposes of this offering, Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota, is giving its opinion on the validity of the securities.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, covering the securities that the selling stockholders are offering for sale. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

        We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov or on our website at http://northwesternenergy.com. However, the information on our website does not constitute a part of this prospectus.

        We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which we have already filed with the SEC:

  •
  Amended Annual Report on Form 10-K/A for the year ended December 31, 2004;

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  Current Reports on Form 8-K filed on January 28, 2005, March 21, 2005, April 1, 2005, April 26, 2005, May 9, 2005, May 24, 2005, June 14, 2005, July 5, 2005, July 15, 2005, July 19, 2005, and August 2, 2005;

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  Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

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  Form 8-A filed on November 2, 2004; and

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  All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: NorthWestern Corporation, 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104, Attention: Corporate Secretary (605) 978-2908.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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  Registration No. 333-123450 Filed pursuant to Rule 424(b)(3)
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Reorganization
Fresh-Start Reporting
Recent Developments
Risk Factors
The Offering
Use of Proceeds
Nasdaq National Market Symbols
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINION
WHERE YOU CAN FIND MORE INFORMATION